EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Caturano and Company

80 City Square

Boston, MA 02129-3742

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 the use of our report dated June 10, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of American Science and Engineering, Inc. and subsidiary which is included in the Form 10-K for the year ended March 31, 2009.  It should be noted that we have not audited any financial statements of American Science and Engineering, Inc. subsequent to March 31, 2009 or performed any audit procedures subsequent to the date of our report.

/s/ Caturano and Company, P.C.

CATURANO AND COMPANY, P.C.

Boston, Massachusetts
September 29, 2009